News Release

Investor Contact       Media Contact
Ed Wilhelm        Anne Roman
(734) 477-4245       (734) 477-1392

Borders Group Reports Fourth Quarter 2004 EPS of $1.62, Up 8.7% Over 2003

Management reiterates previous guidance for Q1 and Full Year 2005

Ann Arbor, Mich., March 10, 2005—Borders Group Inc. (NYSE: BGP) today reported final fourth quarter and full-year 2004 results for the period ended Jan. 23, 2005. With fourth quarter consolidated earnings per share of $1.62, the company generated earnings per share growth of 8.7% over the same period in 2003. Full-year consolidated earnings per share were $1.69, representing an increase of 15.8% over $1.46 for 2003, which is the restated earnings per share figure after lease-related accounting adjustments. Management also reiterated full-year 2005 consolidated earnings per share guidance of $1.85 to $1.92, representing growth of 10% to 14% over 2004. All earnings per share figures are on a GAAP basis and include the impact of lease-related accounting adjustments as well as non-operating adjustments. Prior-year amounts have been restated to correct lease accounting.

“Our 2004 performance was satisfactory and consistent with our expectations,” said Borders Group Chief Executive Officer Greg Josefowicz. “The strategic direction for 2005 calls for continued growth and investment in the core Borders domestic superstore business through new and remodeled stores. In addition, we will focus on continued growth in sales and profitability within the International segment and ongoing initiatives to improve results in the Waldenbooks segment. Books will continue to highlight our customer offering and we expect to see strong results in other categories through the initial stages of cafe conversion to Seattle’s Best Coffee and the addition of Paperchase gifts and stationery shops in Borders stores.”

Consolidated Results
Borders Group achieved fourth quarter consolidated sales of $1.37 billion, an increase of 4.3% over 2003. For the full year 2004, consolidated sales were $3.88 billion, a 4.9% increase over the prior year. Comparable store sales at Borders superstores increased by 0.8% in the fourth quarter and by 0.6% for the full year. Comparable store sales at Waldenbooks decreased by 1.6% in the fourth quarter and declined by 2.0% for the full year.
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Borders Group Q4/Full-Year 2004--2
For the fourth quarter, net income was $122.8 million, up 3.2% compared to a year ago. On a full-year basis, net income increased by 14.5% to $131.9 million. The increase in net income was driven by the Borders domestic and International segments. For the fourth quarter, gross margin as a percent of sales was down 0.4% from 33.5% to 33.1% resulting primarily from de-leveraging of supply chain costs. Gross margin as a percent of sales for the full year 2004 was up 0.1% from 28.2% to 28.3%. Fourth quarter SG&A as a percent of sales increased 1.0% from 17.2% to 18.2% resulting primarily from higher promotional expenses as well as one-time, non-operating recoveries recorded as a reduction of SG&A in 2003. For the full year, SG&A as a percent of sales increased 0.2% from 22.2% to 22.4%.

The company’s overall financial position remains strong. Cash and short-term investments, net of debt, totaled $143.2 million at year-end compared to $180.4 million one year ago. Borders Group continued to provide direct returns to shareholders in the form of dividends and share repurchases. In 2004, Borders Group repurchased stock totaling $177.3 million. In December 2004, the company’s Board of Directors approved an increase of 12.5% to its quarterly dividend, which currently yields approximately 1.4%. As previously disclosed, in February 2005, the Board of Directors approved a new stock repurchase program of $250 million plus proceeds and tax benefits from stock option exercises.

Borders
In 2004, Borders Group opened 19 new Borders superstores in the U.S., ending the fiscal year with 462 total domestic locations. Final fourth quarter sales at Borders were $854.7 million, an increase of 3.3% over the same period in 2003. Category sales strength came from books and DVD, while music continued to decline. For the year, Borders sales increased 4.8% over fiscal 2003, ending the year at $2.59 billion. Net income in the fourth quarter was up slightly over the prior year to $77.1 million and for the full year, net income increased by 15.1% over 2003 to $112.0 million.

International
Profitability continued to increase in the International segment. For fourth quarter 2004, net income for the International segment was $14.4 million, a 48.5% increase over 2003. Full-year net income for the segment was $5.6 million compared to a full-year 2003 segment loss of $1.3 million. Sales at International stores for the full year were $510.7 million, a 25.3% increase over 2003 with the International segment now representing 13.2% of total Borders Group consolidated sales versus 11.0% last year. In the fourth quarter, International sales were $185.1 million, up 27.7% from the prior year. Excluding the impact of foreign currency translation, total International sales would have increased by 14.9% for the full year 2004 and 20.1% for the fourth quarter over the same periods last year. Borders Group opened five new Borders superstores overseas in fiscal 2004, ending the year with 42 total International superstore locations. The international segment includes the results of Paperchase Products Limited, which was acquired in the second quarter of 2004.
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Borders Group Q4/Full-Year 2004—3
Waldenbooks
Waldenbooks generated fourth quarter sales of $328.5 million, which is down 3.5% from a year ago due to store closures and a decline in comparable store sales resulting primarily from weakness in bestsellers. Full-year sales in the Waldenbooks segment were $779.9 million, a decrease of 5.0% from 2003. Net income for the segment decreased by 15.7% in the fourth quarter to $38.2 million, due primarily to the sales decline. Borders Group closed 43 under-performing Waldenbooks stores in 2004, ending the fiscal year with 705 total locations.

Non-Operating Adjustments
All net income and earnings per share figures reported here include the impact of non-operating adjustments, which for the fourth quarter of 2004 totaled an after-tax charge of $.05 per share. This charge is comprised primarily of asset write-offs and accelerated depreciation related to store remodels, asset impairments and closure costs.

Lease-Related Accounting Adjustments
In the company’s most recent financial disclosure dated Feb. 9, Borders Group detailed plans to correct its accounting for leases, including restatement of prior year financial statements. Based on further clarification of lease accounting issues, in addition to previously disclosed adjustments, Borders Group is also correcting its straight-line rent calculation. The calculation has been adjusted to include the build-out period of new stores, which results in an earlier recognition of rent expense compared to the company’s previous method. In all, the combined impact of corrections related to accounting for leases reduced consolidated earnings per share by $.02 in 2004 and by $.06 in 2003, and reduced beginning shareholder’s equity in 2003 by $46.6 million or 4.5%. For the fourth quarter, earnings per share were reduced by one penny in both 2004 and 2003. The company does not expect the impact on earnings to be material in 2005. All lease related accounting adjustments are non-cash. The financial tables and amounts presented in this release for all years reflect lease accounting as described above.

Q1 2005 Outlook
•
Consistent with the company’s Feb. 9 disclosure, management projects consolidated earnings per share for the first quarter of 2005 to range from $0.00 to $0.02. The earnings projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of approximately $0.02 per share.

•	Comparable store sales at Borders superstores are expected to increase in the low single digits.
•	Comparable store sales at Waldenbooks are expected to decrease in the low single digits.
•	Total International sales are expected to increase by 20% to 25% in the first quarter.
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Borders Group Q4/Full-Year 2004—4

2005 Full-Year Outlook
•
Consistent with the company’s Feb. 9 disclosure, management projects that full year consolidated earnings per share will range from $1.85 to $1.92, representing an increase of 10% to 14% over 2004 consolidated earnings per share of $1.69. This projected range excludes the impact of stock option expense, anticipated to be approximately $0.02 per share, and includes the impact of non-operating adjustments, estimated to be an after-tax charge of $0.08 to $0.10 per share.

•	Comparable store sales for Borders superstores are expected to increase in the low single digits.
•	Waldenbooks comparable store sales are projected to decrease in the low single digits.
•	Total sales for the full year for the International segment are expected to increase by approximately 20% over 2004.

Next Financial Release/Conference Call
Borders Group will issue final first quarter results after market close May 17 with a conference call to follow at 8 a.m. Eastern May 18.

About Borders Group, Inc.
Headquartered in Ann Arbor, Mich., Borders Group is a leading global retailer of books, music and movies with more than 1,200 stores and over 32,000 employees worldwide. More detailed information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projected," "expected," "estimated," "look," "continuing," "plans," "guidance," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases. These statements also address the anticipated impact of the lease-related accounting adjustments described in this release.

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Borders Group Q4/Full-Year 2004—5

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion; the stability and capacity of the company's information systems; and changes in foreign currency exchange rates. With respect to the anticipated impact of the lease-related accounting adjustments, the risks also relate to the finalization and audit of the applicable amounts, which have not yet been completed.

Exhibit 99.1 to the company's Form 10-Q for the fiscal quarter ended Oct. 24, 2004 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

###

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary
				(Restated)
	Quarter Ended January 23, 2005			Quarter Ended January 25, 2004

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(2)	Basis	Basis (3)	(4)	Basis

Borders	$854.7		$854.7	$827.0	$-	$827.0
Waldenbooks	328.5	-	328.5	340.4	-	340.4
International	185.1	-	185.1	145.0	-	145.0
Total sales	1,368.3	-	1,368.3	1,312.4	-	1,312.4
Other revenue (5)	4.6	-	4.6	8.5	-	8.5
Total revenue	1,372.9	-	1,372.9	1,320.9	-	1,320.9
Cost of goods sold, including occupancy costs	920.0	(0.8)	919.2	880.6	-	880.6
Inventory writedowns	-	1.0	1.0	-	0.3	0.3
Gross margin	452.9	(0.2)	452.7	440.3	(0.3)	440.0
Selling, general and administrative expenses	250.0	(0.8)	249.2	232.0	(6.0)	226.0
Legal settlement	-	-	-	-	3.5	3.5
Pre-opening expense	1.4	-	1.4	1.5	-	1.5
Asset impairments and other writedowns	-	6.4	6.4	-	12.0	12.0
Operating income	201.5	(5.8)	195.7	206.8	(9.8)	197.0
Interest expense	2.6	-	2.6	1.7	-	1.7
Income before income taxes	198.9	(5.8)	193.1	205.1	(9.8)	195.3
Income taxes	72.4	(2.1)	70.3	78.0	(3.8)	74.2
Income before cumulative effect of accounting change	126.5	(3.7)	122.8	127.1	(6.0)	121.1
Cumulative effect of accounting change (net of tax)	-	-	-	-	2.1	2.1
Net Income	$126.5	(3.7)	$122.8	$127.1	(8.1)	119.0

EPS	$1.67	$(0.05)	$1.62	$1.59	$(0.10)	$1.49
Weighted avg. common shares	75.8	75.8	75.8	79.9	79.9	79.9

Comparable Store Sales
Borders	0.8%			2.5%
Waldenbooks	(1.6%)			0.3%

Sales and Earnings Summary (As Percentage of Total Sales)
				(Restated)
	Quarter Ended January 23, 2005			Quarter Ended January 25, 2004

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(2)	Basis	Basis (3)	(4)	Basis
Borders	62.5%	-%	62.5%	63.0%	-%	63.0%
Waldenbooks	24.0	-	24.0	26.0	-	26.0
International	13.5	-	13.5	11.0	-	11.0
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue (5)	0.3	-	0.3	0.6	-	0.6
Total revenue	100.3	-	100.3	100.6	-	100.6
Cost of goods sold, including occupancy costs	67.2	(0.1)	67.1	67.1	-	67.1
Inventory writedowns	-	0.1	0.1	-	-	-
Gross margin	33.1	-	33.1	33.5	-	33.5
Selling, general and administrative expenses	18.3	(0.1)	18.2	17.7	(0.5)	17.2
Legal settlement	-	-	-	-	0.3	0.3
Pre-opening expense	0.1	-	0.1	0.1	-	0.1
Asset impairments and other writedowns	-	0.5	0.5	-	0.9	0.9
Operating income	14.7	(0.4)	14.3	15.7	(0.7)	15.0
Interest expense	0.2	-	0.2	0.1	-	0.1
Income before income taxes	14.5	(0.4)	14.1	15.6	(0.7)	14.9
Income taxes	5.3	(0.2)	5.1	5.9	(0.3)	5.6
Income before cumulative effect of accounting change	9.2	(0.2)	9.0	9.7	(0.4)	9.3
Cumulative effect of accounting change (net of tax)	-	-	-	-	0.2	0.2
Net Income	9.2%	(0.2)%	9.0%	9.7%	(0.6)%	9.1%

(1) Operating results from fiscal 2004 include the impact of the changes in accounting for leases, primarily in occupancy, totaling an after-tax charge of $0.7 million, or $0.01 per share.
(2) Results from fiscal 2004 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.
(3) Operating results from fiscal 2003 have been restated to include the impact of the changes in accounting for leases, primarily in SG&A, totaling an after-tax charge of $0.8 million, or $0.01 per share.
(4) Results from fiscal 2003 were impacted by a number of non-operating items including asset impairments, FIN 46 adoption, a legal settlement and a receivable write-down. Partially offsetting these costs are an insurance reimbursement related to the loss of Borders store at the World Trade Center and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items
(5) Other revenues include gross income received primarily from the Waldenbooks Preferred Reader membership program.

Certain reclassifications have been made to conform to current presentation.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary
				(Restated)
	Year Ended January 23, 2005			Year Ended January 25, 2004

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(2)	Basis	Basis (3)	(4)	Basis

Borders	$2,588.9	$-	2,588.9	$2,470.2	$-	2,470.2
Waldenbooks	779.9	-	779.9	820.9	-	820.9
International	510.7	-	510.7	407.5	-	407.5
Total sales	3,879.5	-	3,879.5	3,698.6	-	3,698.6
Other revenue (5)	23.5	-	23.5	32.4	-	32.4
Total revenue	3,903.0	-	3,903.0	3,731.0	-	3,731.0
Cost of goods sold, including occupancy costs	2,802.2	0.2	2,802.4	2,687.8	0.4	2,688.2
Inventory writedowns	-	1.2	1.2	-	0.8	0.8
Gross margin	1,100.8	(1.4)	1,099.4	1,043.2	(1.2)	1,042.0
Selling, general and administrative expenses	872.9	(2.2)	870.7	827.4	(6.0)	821.4
Legal settlement expense	-	-	-	-	3.5	3.5
Pre-opening expense	5.1	(0.3)	4.8	7.3	(0.3)	7.0
Asset impairments and other writedowns	-	7.2	7.2	-	12.0	12.0
Operating income	222.8	(6.1)	216.7	208.5	(10.4)	198.1
Interest expense	9.1	-	9.1	8.7	-	8.7
Income before income taxes	213.7	(6.1)	207.6	199.8	(10.4)	189.4
Income taxes	77.9	(2.2)	75.7	76.1	(4.0)	72.1
Income before cumulative effect of accounting change	135.8	(3.9)	131.9	123.7	(6.4)	117.3
Cumulative effect of accounting change (net of tax)	-	-	-	-	2.1	2.1
Net Income	$135.8	$(3.9)	$131.9	$123.7	$(8.5)	$115.2

EPS	$1.74	$(0.05)	$1.69	$1.57	$(0.11)	$1.46
Weighted avg. common shares	77.9	77.9	77.9	79.1	79.1	79.1

Comparable Store Sales
Borders	6.0%			0.5%
Waldenbooks	(0.2%)			(0.6%)

Sales and Earnings Summary (As Percentage of Total Sales)
				(Restated)
	Year Ended January 23, 2005			Year Ended January 25, 2004

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(2)	Basis	Basis (3)	(4)	Basis
Borders	66.7%	-%	66.7%	66.8%	-%	66.8%
Waldenbooks	20.1	-	20.1	22.2	-	22.2
International	13.2	-	13.2	11.0	-	11.0
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue (5)	0.6	-	0.6	0.9	-	0.9
Total revenue	100.6	-	100.6	100.9	-	100.9
Cost of goods sold, including occupancy costs	72.2	-	72.2	72.7	-	72.7
Inventory writedowns	-	0.1	0.1	-	-	-
Gross margin	28.4	(0.1)	28.3	28.2	-	28.2
Selling, general and administrative expenses	22.5	(0.1)	22.4	22.4	(0.2)	22.2
Legal settlement expense	-	-	-	-	0.1	0.1
Pre-opening expense	0.1	-	0.1	0.2	-	0.2
Asset impairments and other writedowns	-	0.2	0.2	-	0.3	0.3
Operating income	5.8	(0.2)	5.6	5.6	(0.2)	5.4
Interest expense	0.2	-	0.2	0.2	-	0.2
Income before income taxes	5.6	(0.2)	5.4	5.4	(0.2)	5.2
Income taxes	2.1	(0.1)	2.0	2.1	(0.1)	2.0
Income before cumulative effect of accounting change	3.5	(0.1)	3.4	3.3	(0.1)	3.2
Cumulative effect of accounting change (net of tax)	-	-	-	-	0.1	0.1
Net Income	3.5%	(0.1)%	3.4%	3.3%	(0.2)%	3.1%

(1)	Operating results from fiscal 2004 include the impact of the changes in accounting for leases, primarily in occupancy, totaling an after-tax charge of $1.6 million, or $0.02 per share.
(2)
Results from fiscal 2004 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets from the remodel program. Partially offsetting these costs are income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46, an insurance reimbursement related to the loss of Borders store at the World Trade Center and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)
Operating results from fiscal 2003 have been restated to include the impact of the changes in accounting for leases, primarily in occupancy, totaling an after-tax charge of $4.8 million, or $0.06 per share.

(4)
Results from fiscal 2003 were impacted by a number of non-operating items including asset impairments, FIN 46 adoption, a legal settlement and a receivable write-down. Partially offsetting these costs are an insurance reimbursement related to the loss of the Borders store at the World Trade Center and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(5)	Other revenues include gross income received primarily from the Waldenbooks Preferred Reader membership program.

Certain reclassifications have been made to conform to current presentation.

Borders Group, Inc. Financial Statements
(dollars in millions)
Condensed Consolidated Balance Sheets
		(Restated)
	January 23,	January 25,
	2005	2004
ASSETS
Cash and cash equivalents	$244.8	$260.8
Investments	95.4	118.0
Inventory	1,306.9	1,235.6
Other current assets	118.3	98.3
Property and equipment, net	635.6	671.8
Other assets and deferred charges	101.4	94.7
Goodwill	126.4	104.3
Total assets	$2,628.8	$2,583.5
LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Short-term debt	$141.2	$141.2
Accounts payable	615.1	595.9
Other current liabilities	439.7	418.5
Long-term debt	55.8	57.2
Other long-term liabilities	286.7	268.4
Total liabilities	1,538.5	1,481.2
Minority interest	1.4	1.7
Total stockholders' equity	1,088.9	1,100.6
Total liabilities, minority interest and stockholders’ equity	$2,628.8	$2,583.5

Certain reclassifications were made to conform to current year presentation.

Condensed Consolidated Statements of Cash Flows
		(Restated)
	Year Ended
	January 23,	January 25,
	2005	2004
CASH PROVIDED BY (USED FOR):
OPERATIONS
Income from continuing operations	$131.9	$115.2
Depreciation	112.9	111.3
Other adjustments to reconcile net income to operating cash flows
and changes in assets and liabilities	(20.4)	11.8
Net cash provided by operations	224.4	238.3
INVESTING
Capital expenditures	(115.5)	(110.9)
Other financing activities and acquisitions (1)	26.1	(120.9)
Net cash used for investing	(89.4)	(231.8)
FINANCING
Net funding from long-term debt and financing obligations	6.8	0.8
Issuance and repurchase of common stock	(132.5)	(16.6)
Cash dividends paid	(25.1)	-
Net cash used for financing	(150.8)	(15.8)
Effect of exchange rates on cash and equivalents	(0.2)	1.0
NET DECREASE IN CASH AND EQUIVALENTS	(16.0)	(8.3)
Cash and equivalents at beginning of year	260.8	269.1
Cash and equivalents at end of year	$244.8	$260.8

(1) Includes primarily short-term investments in auction rate securities, which have been liquidated to cash subsequent to each respective year-end period.

Borders Group, Inc. Financial Statements

Store Activity Summary

	Quarter Ended		Year Ended
	January 23,	January 25,	January 23,	January 25,
	2005	2004	2005	2004
Borders Superstores
Beginning number of stores	459	436	445	404
Openings	4	9	19	41
Closings	(1)	-	(2)	-
Ending number of stores	462	445	462	445
Ending square footage (in millions)	11.6	11.2	11.6	11.2

Waldenbooks Stores (1)
Beginning number of stores	729	770	733	795
Openings	6	1	15	12
Closings	(30)	(38)	(43)	(74)
Ending number of stores	705	733	705	733
Ending square footage (in millions)	2.8	2.8	2.8	2.9

Borders International Stores
Beginning number of stores	39	37	37	30
Openings	3	-	5	7
Closings	-	-	-	-
Ending number of stores	42	37	42	37
Ending square footage (in millions)	1.1	1.0	1.1	1.0

Books, etc. International Stores
Beginning number of stores	36	36	36	37
Openings	-	-	1	1
Closings	(1)	-	(2)	(2)
Ending number of stores	35	36	35	36
Ending square footage (in millions)	0.2	0.2	0.2	0.2

Paperchase Stand Alone Stores
Beginning number of stores	13		-
Acquired stores	-		10
Openings	-		3
Closings	-		-
Ending number of stores	13		13
Ending square footage (in millions)	0.1		0.1

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

				(Restated)
	Quarter Ended January 23, 2005			Quarter Ended January 25, 2004
	Operating Basis (2)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (5)	GAAP Basis
BORDERS
Sales	$854.7	$-	$854.7	$827.0	$-	$827.0
EBITDA (1)	148.6	(1.7)	146.9	153.6	(5.6)	148.0
Depreciation expense	20.0	2.4	22.4	20.2	-	20.2
Interest expense	(1.4)	-	(1.4)	(0.5)	-	(0.5)
Income taxes	50.4	(1.6)	48.8	51.4	(2.2)	49.2
Income before cumulative effect	79.6	(2.5)	77.1	82.5	(3.4)	79.1
Cumulative effect	-	-	-	-	2.1	2.1
Net income	79.6	(2.5)	77.1	82.5	(5.5)	77.0
Net income per share	$1.05	$(0.03)	$1.02	$1.04	$(0.07)	$0.97

WALDENBOOKS
Sales	$328.5	$-	$328.5	$340.4	$-	$340.4
EBITDA (1)	57.8	(0.3)	57.5	69.8	(0.4)	69.4
Depreciation expense	6.1	-	6.1	6.3	-	6.3
Interest expense	(11.2)	-	(11.2)	(10.5)	-	(10.5)
Income taxes	24.5	(0.1)	24.4	28.5	(0.2)	28.3
Net income	38.4	(0.2)	38.2	45.5	(0.2)	45.3
Net income per share	$0.51	$(0.01)	$0.50	$0.57	$-	$0.57

INTERNATIONAL
Sales	$185.1	$-	$185.1	$145.0	$-	$145.0
EBITDA (1)	31.3	(1.4)	29.9	22.1	-	22.1
Depreciation expense	4.3	-	4.3	3.6	-	3.6
Interest expense	5.2	-	5.2	5.0	-	5.0
Income taxes	6.4	(0.4)	6.0	3.8	-	3.8
Net income	15.4	(1.0)	14.4	9.7	-	9.7
Net income per share	$0.20	$(0.01)	$0.19	$0.11	$-	$0.11

CORPORATE
EBITDA (1)	$(5.8)	$-	$(5.8)	$(8.6)	$(3.8)	$(12.4)
Interest expense	10.0	-	10.0	7.7	-	7.7
Income taxes	(8.9)	-	(8.9)	(5.7)	(1.4)	(7.1)
Net loss	(6.9)	-	(6.9)	(10.6)	(2.4)	(13.0)
Net loss per share	$(0.09)	$-	$(0.09)	$(0.13)	$(0.03)	$(0.16)

CONSOLIDATED
Sales	$1,368.3	$-	$1,368.3	$1,312.4	$-	$1,312.4
EBITDA (1)	231.9	(3.4)	228.5	236.9	(9.8)	227.1
Depreciation expense	30.4	2.4	32.8	30.1	-	30.1
Interest expense	2.6	-	2.6	1.7	-	1.7
Income taxes	72.4	(2.1)	70.3	78.0	(3.8)	74.2
Income before cumulative effect	126.5	(3.7)	122.8	127.1	(6.0)	121.1
Cumulative effect	-	-	-	-	2.1	2.1
Net income	126.5	(3.7)	122.8	127.1	(8.1)	119.0
Net income per share	$1.67	$(0.05)	$1.62	$1.59	$(0.10)	$1.49

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	Operating results from fiscal 2004 include the impact of the changes in accounting for leases, totaling an after-tax charge of $0.1 million for Borders and $0.6 million for International.

(3)
Results from fiscal 2004 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Operating results from fiscal 2003 have been restated to include the impact of the changes in accounting for leases, totaling an after-tax charge of $0.7 million for Borders, after-tax income of $0.1 million for Walden and an after-tax charge of $0.2 million for International.

(5)
Results from fiscal 2003 were impacted by a number of non-operating items including asset impairments, FIN 46 adoption, a legal settlement and a receivable write-down. Partially offsetting these costs are an insurance reimbursement related to the loss of Borders store at the World Trade Center and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

				(Restated)
	Year Ended January 23, 2005			Year Ended January 25, 2004
	Operating Basis (2)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (5)	GAAP Basis
BORDERS
Sales	$2,588.9	$-	$2,588.9	$2,470.2	$-	$2,470.2
EBITDA (1)	257.5	0.4	257.9	243.3	(4.5)	238.8
Depreciation expense	78.0	2.4	80.4	79.5	-	79.5
Interest expense	(5.4)	-	(5.4)	(1.9)	-	(1.9)
Income taxes	71.7	(0.8)	70.9	63.6	(1.8)	61.8
Income before cumulative effect	113.2	(1.2)	112.0	102.1	(2.7)	99.4
Cumulative effect	-	-	-	-	2.1	2.1
Net income	113.2	(1.2)	112.0	102.1	(4.8)	97.3
Net income per share	$1.46	$(0.02)	$1.44	$1.29	$(0.06)	$1.23

WALDENBOOKS
Sales	$779.9	$-	$779.9	$820.9	$-	$820.9
EBITDA (1)	43.9	(1.3)	42.6	61.1	(2.1)	59.0
Depreciation expense	16.7	-	16.7	18.5	-	18.5
Interest expense	(42.2)	-	(42.2)	(38.8)	-	(38.8)
Income taxes	27.1	(0.5)	26.6	31.3	(0.8)	30.5
Net income	42.3	(0.8)	41.5	50.1	(1.3)	48.8
Net income per share	$0.54	$(0.01)	$0.53	$0.64	$(0.02)	$0.62

INTERNATIONAL
Sales	$510.7	$-	$510.7	$407.5	$-	$407.5
EBITDA (1)	42.6	(2.4)	40.2	27.4	-	27.4
Depreciation expense	15.8	-	15.8	13.3	-	13.3
Interest expense	19.1	-	19.1	19.0	-	19.0
Income taxes	0.5	(0.8)	(0.3)	(3.6)	-	(3.6)
Net income (loss)	7.2	(1.6)	5.6	(1.3)	-	(1.3)
Net income (loss) per share	$0.09	$(0.02)	$0.07	$(0.02)	$-	$(0.02)

CORPORATE
EBITDA (1)	$(10.7)	$(0.4)	$(11.1)	$(12.0)	$(3.8)	$(15.8)
Interest expense	37.6	-	37.6	30.4	-	30.4
Income taxes	(21.4)	(0.1)	(21.5)	(15.2)	(1.4)	(16.6)
Net loss	(26.9)	(0.3)	(27.2)	(27.2)	(2.4)	(29.6)
Net loss per share	$(0.35)	$-	$(0.35)	$(0.34)	$(0.03)	$(0.37)

CONSOLIDATED
Sales	$3,879.5	$-	$3,879.5	$3,698.6	$-	$3,698.6
EBITDA (1)	333.3	(3.7)	329.6	319.8	(10.4)	309.4
Depreciation expense	110.5	2.4	112.9	111.3	-	111.3
Interest expense	9.1	-	9.1	8.7	-	8.7
Income taxes	77.9	(2.2)	75.7	76.1	(4.0)	72.1
Income before cumulative effect	135.8	(3.9)	131.9	123.7	(6.4)	117.3
Cumulative effect	-	-	-	-	2.1	2.1
Net income	135.8	(3.9)	131.9	123.7	(8.5)	115.2
Net income per share	$1.74	$(0.05)	$1.69	$1.57	$(0.11)	$1.46

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	Operating results from fiscal 2004 include the impact of the changes in accounting for leases, totaling an after-tax charge of $0.1 million for Borders and $1.5 million for International.

(3)
Results from fiscal 2004 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these costs are income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46, an insurance reimbursement related to the loss of the Borders store at the World Trade Center and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Operating results from fiscal 2003 have been restated to include the impact of the changes in accounting for leases, totaling an after-tax charge of $3.2 million for Borders, an after-tax charge of $0.2 million for Walden and an after-tax charge of $1.4 million for International.

(5)
Results from fiscal 2003 were impacted by a number of non-operating items including asset impairments, FIN 46 adoption, a legal settlement and a receivable write-down. Partially offsetting these costs are an insurance reimbursement related to the loss of the Borders store at the World Trade Center and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.